NL Industries, Inc. Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, TX 75240-2697	Contact: Gregory M. Swalwell Executive Vice President and Chief Financial Officer (972) 233-1700
News Release

FOR IMMEDIATE RELEASE

NL REPORTS FIRST QUARTER 2016 RESULTS

DALLAS, TEXAS – May 6, 2016 - NL Industries, Inc. (NYSE: NL) today reported a net loss attributable to NL stockholders of $2.5 million, or $.05 per share, in the first quarter of 2016 compared to net income attributable to NL stockholders of $10.0 million, or $.21 per share, in the first quarter of 2015.

Net sales decreased $.8 million in the first quarter of 2016 compared to the same period in 2015 primarily due to CompX's Security Products business strong sales for a government security end-user in the first quarter of 2015 that, as expected, did not recur in the first quarter of 2016. This decrease in 2016 sales was partially offset by increased sales to another government customer within CompX's Security Products business as well as an increase in CompX's Marine Components business sales resulting from improved demand for products sold to the waterski/wakeboard boat market.  Income from operations attributable to CompX decreased to $3.4 million in the first quarter of 2016 from $3.7 million in the first quarter of 2015 due to the lower sales, including reduced leverage of fixed manufacturing costs as a result of lower production volumes during the first quarter of 2016, partially offset by improved variable contribution margins attributable to relative changes in customer and product mix in both CompX's Security Products and Marine Components businesses for the period.

Kronos' net sales of $318.4 million in the first quarter of 2016 were $46.7 million, or 13% lower than in the first quarter of 2015 primarily due to lower average TiO2 selling prices, partially offset by higher sales volumes.  Kronos' average TiO2 selling prices were 14% lower in the first quarter of 2016 as compared to the first quarter of 2015.  Kronos' average selling prices at the end of the first quarter of 2016 were 1% lower than at the end of 2015, with slightly lower prices in certain European and North American markets, partially offset by higher prices in certain export markets, which are historically more volatile from period to period due to the variability of product grade and customer mix.  TiO2 sales volumes for the first quarter of 2016 increased 5% as compared to the first quarter of 2015, with higher volumes in European and export markets.  Kronos' sales volumes in the first quarter of 2016 set a new record for a first quarter.  Fluctuations in currency exchange rates (primarily the euro) also affected net sales comparisons, decreasing net sales by approximately $11 million as compared to the first quarter of 2015.  The table at the end of this press release summarizes how each of these items impacted the overall decrease in sales.

Kronos' loss from operations for the first quarter of 2016 was $.3 million compared to income from operations of $32.2 million in the first quarter of 2015. Kronos' income from operations in the first quarter of 2016 decreased primarily due to the net effects of lower average TiO2 selling prices, lower raw material and other production costs (including cost savings resulting from workforce reductions implemented in 2015 reflected in both cost of sales and other operating expenses), and higher sales and production volumes.  Kronos operated its production facilities at overall average capacity utilization rates of 93% and 97% in the first quarter of 2015 and 2016, respectively.  Kronos' production capacity utilization in the first quarter of 2015 was impacted by the implementation of certain productivity-enhancing improvement projects at certain facilities, as well as necessary improvements to ensure continued compliance with its permit regulations, which resulted in longer-than-normal maintenance shutdowns in some instances.  Fluctuations in currency exchange rates also affected Kronos' income from operations comparisons, which increased its income from operations by approximately $7 million.

Kronos' other operating income, net in the first quarter of 2016 includes an insurance settlement gain of $2.0 million (NL's equity interest was $.3 million, or $.01 per share, net of income tax expense) related to a 2014 business interruption claim.

Insurance recoveries reflect in part amounts we received from certain of our former insurance carriers, and relate to the recovery of prior lead pigment and asbestos litigation defense costs incurred by us. Such insurance recoveries were nominal in the first quarter 2016 as compared to $3.1 million ($2.0 million, or $.04 per share, net of income taxes) in the first quarter of 2015. Substantially all of the insurance recoveries we recognized in 2015 relate to a first quarter settlement we reached with one of our insurance carriers in which they agreed to reimburse us for a portion of our past lead pigment litigation defense costs.

Corporate expenses increased $1.9 million in the first quarter of 2016 as compared to the first quarter of 2015 primarily due to higher environmental remediation and related costs offset partially by lower litigation fees and related costs.

As previously reported, our income tax benefit in the first quarter of 2015 includes a non-cash income tax benefit of $3.0 million (or $.06 per share) related to a net reduction in our reserve for uncertain tax positions.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Although NL believes that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, we continue to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially include, but are not limited to:

	Future supply and demand for our products
	The extent of the dependence of certain of our businesses on certain market sectors
	The cyclicality of our businesses (such as Kronos' TiO2 operations)
	Customer and producer inventory levels
	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry)

Changes in raw material and other operating costs (such as energy, ore, zinc and brass costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs

	Changes in the availability of raw material (such as ore)

General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for, among other things, TiO2 and component products)

	Competitive products and substitute products
	Price and product competition from low-cost manufacturing sources (such as China)
	Customer and competitor strategies
	Potential consolidation of Kronos' competitors
	Potential consolidation of Kronos' customers
	The impact of pricing and production decisions
	Competitive technology positions
	Potential difficulties in integrating future acquisitions
	Potential difficulties in upgrading or implementing new accounting and manufacturing software systems
	The introduction of trade barriers
	Possible disruption of Kronos' or CompX's business, or increases in our cost of doing business resulting from terrorist activities or global conflicts
	The impact of current or future government regulations (including employee healthcare benefit related regulations)

Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar), or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro or other currencies

	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions and cyber attacks)
	Decisions to sell operating assets other than in the ordinary course of business
	Kronos' ability to renew or refinance credit facilities
	Our ability to maintain sufficient liquidity
	The timing and amounts of insurance recoveries
	The extent to which our subsidiaries or affiliates were to become unable to pay us dividends
	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters
	Uncertainties associated with CompX's development of new product features

Our ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefits of which may not have been recognized under the more-likely-than-not recognition criteria


Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities or new developments regarding environmental remediation at sites related to our former operations)


Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including us, with respect to asserted health concerns associated with the use of such products)

	The ultimate resolution of pending litigation (such as our lead pigment and environmental matters)
	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected. We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

NL Industries, Inc. is engaged in the component products (security products and performance marine components), chemicals (TiO2) and other businesses.

NL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except earnings per share)

	Three months ended
	March 31,
	2015	2016

Net sales	$27.9	$27.1
Cost of sales	19.3	18.9

Gross margin	8.6	8.2

Selling, general and administrative expense	4.9	4.8
Other operating income (expense):
Insurance recoveries	3.1	.1
Corporate expense	(3.8)	(5.7)

Income (loss) from operations	3.0	(2.2)

Equity in earnings (losses) of Kronos Worldwide, Inc.	5.6	(1.2)

General corporate item -
Interest and dividend income	.3	.4

Income (loss) before income taxes	8.9	(3.0)

Income tax benefit	(1.4)	(.8)

Net income (loss)	10.3	(2.2)

Noncontrolling interest in net income of subsidiary	.3	.3

Net income (loss) attributable to NL stockholders	$10.0	$(2.5)

Net income (loss) per share attributable to NL stockholders	$.21	$(.05)

Weighted average shares used in the
calculation of net income per share	48.7	48.7

NL INDUSTRIES, INC.
COMPONENTS OF INCOME (LOSS) FROM OPERATIONS
(In millions)
 (Unaudited)

	Three months ended
	March 31,
	2015	2016

CompX - component products	$3.7	$3.4
Insurance recoveries	3.1	.1
Corporate expense	(3.8)	(5.7)

Income (loss) from operations	$3.0	$(2.2)

CHANGE IN KRONOS' TiO2 SALES
(Unaudited)

Three months ended
March 31,
2016 vs. 2015

Percentage change in sales:
TiO2 product pricing	(14)%
TiO2 sales volume	5
TiO2 product mix/other	(1)
Changes in currency exchange rates	(3)

Total	(13)%